FOR MORE INFORMATION:

Company Contact

Jacqueline Lemke

Vice President Finance & CFO

Phone:  765.497.5829

jlemke@BASinc.com

Agency Contact

Neil Berkman

Berkman Associates

Phone:  310.477.3118

info@berkmanassociates.com

BASi Reports Fiscal 2012 Second Quarter Results

WEST LAFAYETTE, Indiana — May 11, 2012 — Bioanalytical Systems, Inc. (NASDAQ: BASI) (BASi) today announced financial results for the second quarter and first half of fiscal 2012.

"BASi's second quarter results are not indicative of the performance we expect from the company. We are taking a variety of actions on the revenue and cost sides of our business that are designed to position the company for future success, and we are confident that our operating results will improve as a result," said President and CEO Tony Chilton.

"We are committed to our strategy to build on BASi's more than three decades of contract research experience to expand our business with the growing population of small biotech and pharmaceutical companies that have become a major force in new drug discovery, while continuing to develop our historically close relationships with major pharmaceutical clients. Pharmacological services and instrument sales were up in April and early May compared to their run rates at the end of the second quarter, and our marketing initiatives in support of our clients' drug discovery efforts, including the recently launched Discovery Center located in our headquarters facility in West Lafayette, appear to be gaining traction. Demand for toxicology services appears to have bottomed, as we are seeing an increase in requests for quotes for these services, an encouraging and long overdue sign of nascent recovery from the recession that has affected the CRO industry so severely these past few years," Chilton said.

Jacqueline Lemke, who was named Vice President of Finance & CFO in April, said, "We are moving forward as rapidly as possible on the restructuring of our bioanalytical laboratory operations announced in March. The decommissioning of our laboratory in McMinnville, Oregon will be completed this month, and the operations consolidated into our West Lafayette facility. We expect to book a $450,000 charge associated with these actions in the current quarter. We also are evaluating several options to improve the financial performance of our laboratory in Warwickshire, UK, and expect to announce a final decision and an estimate of associated costs, if any, in the next few weeks. We continue to expect this laboratory restructuring program to reduce operating costs by more than $2 million annually.

"Separately, over the next three or four months we are planning to take a variety of steps to reduce operating costs at our West Lafayette and Evansville facilities. We believe we will realize savings of approximately $2.5 million annually from this effort, on top of the savings we anticipate from the laboratory restructuring.

"All told, within the next few months we expect to reduce operating costs by at least $4.5 million annually, bringing costs into proper alignment with the current pace of our business while enhancing productivity and customer service through improved capacity utilization and more efficient workflow. Together with the improved outlook for revenue Tony mentioned, we expect these cost reductions to position BASi to deliver the growth and consistent profitability we are confident the company is capable of delivering."

Financial Results

For the three months ended March 31, 2012, revenue decreased 17.3% to $6,966,000 compared to $8,423,000 for the second quarter of fiscal 2011. The net loss for the second quarter of fiscal 2012 was $1,884,000, or $0.27 per share, which included pre-tax restructuring charges of $64,000. This compares to net income of $483,000, or $0.10 per share, for the second quarter of fiscal 2011.

For the six months ended March 31, 2012, revenue decreased 12.3% to $14,482,000 from $16,513,000 for the first six months of fiscal 2011. The net loss for the first six months of fiscal 2012 was $3,375,000, or $0.48 per share, which included pre-tax restructuring charges of $64,000. This compares to net income for the first six months of fiscal 2011 of $793,000, or $0.16 per diluted share.

Cash used in operations was $361,000 for this year's first six months compared to cash provided by operations of $1,785,000 for the first six months of fiscal 2011.

At March 31, 2012, BASi reported cash and cash equivalents of $853,000, total long-term obligations of $1,051,000, and shareholders' equity of $12,395,000, or $1.74 per outstanding share. Current liabilities at March 31, 2012 included mortgage debt of $6,170,000 that matures in November 2012. The Company intends to refinance this amount in lieu of making balloon payments for the remaining principal balances. At September 30, 2011, cash and cash equivalents were $2,963,000, working capital was $526,000, total long-term obligations were $6,913,000, and shareholders' equity was $15,586,000, or $2.25 per outstanding share.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 866.825.3209, passcode #35250387 five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EDT at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #71559788 after 2:00 p.m. EDT.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)  (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Service revenue	$5,279	$6,446	$10,890	$12,589
Product revenue	1,687	1,977	3,592	3,924
Total revenue	6,966	8,423	14,482	16,513

Cost of service revenue	5,066	4,833	10,322	9,501
Cost of product revenue	757	793	1,535	1,499
Total cost of revenue	5,823	5,626	11,857	11,000

Gross profit	1,143	2,797	2,625	5,513

Operating expenses:
Selling	996	774	1,994	1,459
Research and development	162	111	340	223
General and administrative	1,626	1,262	3,234	2,643
Total operating expenses	2,784	2,147	5,568	4,325

Restructuring charges	64	—	64	—

Operating income (loss)	(1,705)	650	(3,007)	1,188

Interest expense	(179)	(168)	(368)	(403)
Other income	—	1	—	8
Income (loss) before income taxes	(1,884)	483	(3,375)	793

Income taxes	—	—	—	—

Net income (loss)	$(1,884)	$483	$(3,375)	$793

Other comprehensive income (loss):
Foreign currency translation adjustment	23	29	22	13

Comprehensive income (loss)	$(1,861)	$512	$(3,353)	$806

Basic net income (loss) per share	$(0.27)	$0.10	$(0.48)	$0.16
Diluted net income (loss) per share	$(0.27)	$0.10	$(0.48)	$0.16

Weighted common shares outstanding:
Basic	7,034	4,915	6,989	4,915
Diluted	7,034	5,080	6,989	5,025

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Mar. 31,	Sep. 30,
	2012	2011
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$853	$2,963
Accounts receivable
Trade	3,333	4,073
Unbilled revenues and other	1,315	1,116
Inventories	1,854	1,636
Refundable income taxes	6	—
Prepaid expenses	429	585

Total current assets	7,790	10,373

Property and equipment, net	20,329	20,399
Goodwill	1,383	1,383
Intangible assets, net	38	54
Debt issue costs	80	75
Other assets	581	62

Total assets	$29,678	$32,346

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$2,560	$1,764
Accrued expenses	2,134	1,762
Customer advances	3,678	3,571
Income tax accruals	16	56
Revolving line of credit	1,100	1,346
Current portion of capital lease obligation	545	613
Current portion of long-term debt	6,199	735

Total current liabilities	16,232	9,847

Capital lease obligation, less current portion	1,051	1,071
Long-term debt, less current portion	—	5,842

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,935 Series A shares at 1,000 stated value issued and outstanding at March 31, 2012 and 2,135 at September 30, 2011	1,935	2,135
Common shares, no par value:
Authorized 19,000,000 shares; 7,124,404 issued and outstanding at March 31, 2012 and 6,945,631 at September 30, 2011	1,743	1,698
Additional paid-in capital	19,725	19,408
Accumulated deficit	(11,081)	(7,706)
Accumulated other comprehensive income	73	51

Total shareholders' equity	12,395	15,586

Total liabilities and shareholders' equity	$29,678	$32,346